Exhibit 99.1

Comerica to Fully Redeem Trust Preferred Securities

DALLAS/September 1, 2010 — Comerica Incorporated today announced that on October 1, 2010, its subsidiary, Comerica Capital Trust II, will fully redeem all $500 million of its 6.576% Capital Securities at par, plus accrued and unpaid distributions to the redemption date.

Redemption notices for this issue will be made by The Bank of New York Mellon, as trustee.  Payment of the redemption amount will be made through the facilities of The Depository Trust Company.

“The recently signed Dodd-Frank Act changes the treatment of this type of security, so it is no longer an effective form of equity capital for us,” said Ralph W. Babb Jr., chairman and chief executive officer.  “Our strong capital and liquidity positions have enabled us to secure requisite regulatory approvals.  Elimination of these higher-cost securities will result in significant interest savings for us.”

In connection with this redemption, Comerica expects to incur a one-time, pre-tax charge of approximately $4.7 million in the fourth quarter, reflecting the accelerated accretion of the remaining original issuance discount.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $55.9 billion at June 30, 2010.

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Wayne Mielke	Darlene Persons
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Tracy Fralick
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